Exhibit 5(b)

                            Thelen Reid & Priest LLP
                              40 West 57th Street
                              New York, NY 10019



                                          New York, New York
                                          September 29, 1998



          FPL Group, Inc.
          FPL Group Capital Inc
          700 Universe Boulevard
          Juno Beach, Florida 33408

          Ladies and Gentlemen:

               As counsel for FPL Group, Inc., a Florida corporation ("FPL Group"), and FPL Group Capital Inc, a Florida corporation (the "Company"), we have participated in the preparation and filing of a registration statement on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof (the "Registration Statement"), in connection with the proposed offering of up to $625 million in principal amount of the Company's unsecured debt securities (the "Debentures") and FPL Group's Guarantee relating thereto (the "Guarantee"). In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered thereby.

               Based on the foregoing, we are of the opinion that the Debentures and the Guarantee, when the Debentures are sold as contemplated by the Registration Statement, will be valid, legal and binding obligations of the Company and FPL Group, respectively, except as such may later be limited by bankruptcy, insolvency or other laws affecting mortgagees' and other creditors' rights generally and limitations on the availability of equitable remedies.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to us in the Prospectus included in the Registration Statement under the caption "Legal Opinions".

               We are members of the New York Bar and this opinion is limited to the laws of the State of New York and the federal laws of the United States. As to all matters of Florida law, we have relied, with your consent, upon the opinion of even date herewith rendered to you by Steel, Hector & Davis LLP, West Palm Beach, Florida. As to all matters of New York law, Steel Hector & Davis LLP, is authorized to rely upon this opinion as if it were addressed to it.


                                          Very truly yours,

                                          /s/ Thelen Reid & Priest LLP

                                          THELEN REID & PRIEST LLP